Exhibit 99.1

NEWS RELEASE

For immediate release

Odyssey Re Holdings Corp. Announcement

New York, NY — October 24, 2003 — Odyssey Re Holdings Corp. (NYSE & TSX: ORH) announced that the following information was disclosed in a filing made today with the Securities and Exchange Commission.

Gross premiums written for the three months ended September 30, 2003 were $703.0 million, representing an increase of $203.3 million, or 40.7%, over the same period in 2002. Gross premiums written for the nine months ended September 30, 2003 were approximately $1.9 billion, representing an increase of $545.1 million, or 40.9%, over the same period in 2002.

Total revenues for the three months ended September 30, 2003 were $562.9 million, which includes $17.3 million of net realized capital gains, and for the nine months ended September 30, 2003 were $1.7 billion, which includes $187.1 million of net realized capital gains.

The combined ratio for the three months ended September 30, 2003 was less than 97.0% and for the nine months ended September 30, 2003 was less than 98.0%.

Earnings per share on a fully diluted basis for the three months ended September 30, 2003 will be in the range of $0.63 to $0.65 per share, which includes net realized capital gains of approximately $0.17 per share.

As previously announced, Odyssey Re Holdings Corp. will release its third quarter 2003 earnings after the markets close on Thursday, October 30, 2003. Copies of the release will be available shortly thereafter within the Financial Information section of the Company’s web site at www.odysseyre.com.

A conference call to discuss the financial results will be held at 10:00 am Eastern Standard Time on Friday, October 31, 2003.

A live audio webcast of the conference call will be available on the Odyssey Re Holdings Corp. web site (www.odysseyre.com). In addition, callers not able to access the Internet may listen to the conference call by dialing (800) 838-4403 (domestic) or (973) 317-5319 (international) and asking for the OdysseyRe call. A replay of the call will be available from 12:00 pm Eastern Standard Time on Friday, October 31, 2003, until 11:59 pm Eastern Standard Time on Friday, November 7, 2003. To access the replay, please call either (800) 428-6051 (domestic) or (973) 709-2089 (international); the reservation number is 309103.

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Odyssey Re Holdings Corp. is a leading worldwide underwriter of property and casualty treaty, program and facultative reinsurance, as well as specialty insurance. OdysseyRe operates through its subsidiaries, Odyssey America Reinsurance Corporation, Hudson Insurance Company and Newline Underwriting Management Limited. The Company underwrites through four divisions: Americas, EuroAsia, London Market and U.S. Insurance, with major underwriting centers in the United States, London, Paris, Singapore, Latin America and Toronto. Odyssey Re Holdings Corp. is listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol ORH. OdysseyRe is rated “A” (Excellent) by A.M. Best Company and “A–” (Strong) by Standard & Poor’s.

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Certain statements contained herein may constitute forward-looking statements and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the occurrence of catastrophic events with a frequency or severity exceeding the Company’s estimates; the lowering or loss of one of the Company’s financial or claims-paying ratings, including those of the Company’s subsidiaries; changes in interest rates; changes in premium volumes; increased competition; regulatory and legislative changes; changes in loss payment patterns; changes in estimated overall adequacy of loss and LAE reserves; changes in key management personnel; changes in general market or economic conditions; and other factors which are described in the Company’s filings with the Securities and Exchange Commission.

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Contact: Charles D. Troiano at (212) 978-4710

Odyssey Re Holdings Corp., 140 Broadway, New York, NY 10005 — Phone: (212) 978-4700 — Fax: (212) 344-4229